Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synopsys, Inc.:

We consent to the use of our report dated December 19, 2013 with respect to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of November 2, 2013 and November 3, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 2, 2013, and the effectiveness of internal control over financial reporting as of November 2, 2013, incorporated by reference.

/s/ KPMG LLP

Santa Clara, California

May 30, 2014